NYSE ALTERNEXT US LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

March 4, 2009

NYSE Alternext US LLC (the “Exchange” or “NYSE Alternext US”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Pro-Pharmaceuticals, Inc.

Common Stock, $0.001 Par Value

Commission File Number – 001-31791

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(i) of the NYSE Alternext US LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in two out of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in three out of its four most recent fiscal years; and

(c)

Section 1003(f)(v) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security selling for a substantial period of time at a low price per share.

2.

The Common Stock (the “Common Stock”) of Pro-Pharmaceuticals, Inc. (the “Company” or “Pro-Pharmaceuticals”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred losses from continuing operations and net losses as follows:

Years Ended December 31,

Income/(Loss) from Continuing Operations

Net Income/(Loss)

2007

($6,455,000)

          ($9,433,000)

2006

($7,048,000)

          ($3,193,000)

2005

($6,655,000)

          ($6,855,000)

2004

($7,304,000)

          ($3,770,000)

Nine Months Ended September 30,

        Income/(Loss) from Continuing Operations

Net Income/(Loss)

 2008

($4,225,000)

          ($2,335,000)

(b)

At September 30, 2008, the Company reported a stockholders’ deficit of $383,000.

(c)

The Common Stock has been trading between $0.06 and $0.27 per share over the past five months and the Company has not taken any actions to address its low selling price.

3.

In reviewing the eligibility of the Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On June 22, 2007, the Company was notified by the NYSE Alternext US that following a review of its Form 10-Q for the period ended March 31, 2007, Pro-Pharmaceuticals was not in compliance with Section 1003(a)(i) of the Company Guide with stockholders’ equity of less than $2 million and losses from continuing operations and net losses in two of its three most recent fiscal years.  In accordance with Section 1009 of the Company Guide, Pro-Pharmaceuticals was given the opportunity to submit a business plan by July 23, 2007, outlining its plan to regain compliance with the Exchange’s continued listing standards.

(b)

On July 23, 2007, Pro-Pharmaceuticals submitted its plan to regain compliance to the Exchange (the “Plan”).  On September 13, 2007, the Exchange notified Pro-Pharmaceuticals that it had accepted the Plan and granted the Company an extension until October 13, 2008 to regain compliance with Section 1003(a)(i) of the Company Guide (the “Plan Period”).

(c)

Subsequently, on May 14, 2008 following a review of the Company’s Form 10-K for the year ended December 31, 2007, Staff notified the Company that it did not meet an additional continued listing standard of the Exchange as set forth in Part 10 of the Company Guide.  Specifically, Pro-Pharmaceuticals was not in compliance with Section 1003(a)(ii) of the Company Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three of its four most recent fiscal years.  The Company was offered the opportunity to provide a revised plan of compliance (the “Revised Plan”) by June 13, 2008 to address how it intended to regain compliance with the applicable continued listing standards by the end of the Plan Period.

(d)

The Company submitted the Revised Plan on June 11, 2008 and by letter dated July 30, 2008 the Exchange accepted the Revised Plan and gave the Company until October 13, 2008 to regain compliance.

(e)

At the end of the Plan Period, October 13, 2008, Pro-Pharmaceuticals had failed to regain compliance with the NYSE Alternext US continued listing standards.  Consequently, via correspondence dated November 7, 2008 Staff notified Pro-Pharmaceuticals that it had determined to initiate delisting proceedings against the Company (the “Staff Determination”).  The Exchange’s letter dated November 7, 2008 also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by November 14, 2008.

(f)

On November 12, 2008, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Staff Determination.  A hearing before the Panel was scheduled for December 23, 2008.

(g)

On December 23, 2008, a hearing, at which the Company’s representatives were present, was conducted before the Panel.  By letter dated December 30, 2008, the Exchange notified Pro-Pharmaceuticals of the Panel’s decision to deny the Company’s appeal for continued listing of its Common Stock on the NYSE Alternext US and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen days.

(h)

The Company did not appeal the Panel’s decision to the Committee on Securities within the requisite time period or at all and has not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Mr. Anthony D. Squeglia, Chief Financial Officer of Pro-Pharmaceuticals, Inc.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance

NYSE Alternext US LLC